Exhibit 10.10

August 29, 2003

Ms. Valerie Germain

39 East 20th Street, Apt #2

New York, NY 10003

Dear Valerie:

Congratulations! On behalf of Heidrick & Struggles, Inc., I am pleased to confirm our offer of employment to you as a Partner with our Financial Services Practice in our Wall Street office. We are enthusiastic about your commitment to a spirit of partnership and collegiality, which is such an important part of our culture.

I look forward to seeing you on September 12, 2003, your first day of employment. Your monthly base salary is $14,583.33, which equals $175,000.00 annually. Your salary will be reviewed on a 24-month basis.

As we discussed, you will receive a signing bonus of $400,000.00 of which $200,000.00 will be payable within 30 days of your employment start date or the next applicable payroll period, and $200,000.00 will be payable in March 2004, when bonuses are paid, if you are still in our employ. Details regarding your signing bonus, as well as information about discretionary bonuses, are included in the Bonus Information enclosure. In addition, you will receive $100,000.00 worth of Heidrick & Struggles International, Inc. Restricted Stock Units (RSUs) rounded up to the nearest whole RSU. The RSUs will be granted to you in March 2004, if you remain in our employ, and will be issued at Fair Market Value on the date of grant. They will vest at the rate of one-third on each of the first, second and third anniversaries of the date of grant and upon vest will convert into shares of Heidrick & Struggles International, Inc. common stock on a one for one basis.

Of course, discretionary bonuses depend both on the overall performance of the Company and your ability to generate and execute search assignments. Being a “self starter” and developing business from your own contacts are requisite ingredients for success at Heidrick & Struggles. Our actual fee and source of business (SOB) expectations of you for the next three years are as follows:

Bonus Year	Fee	SOB
September 8, 2003 to December 31, 2003	$500,000	$500,000
January 1, 2004 to December 31, 2004	$1,500,000	$1,500,000
January 1, 2005 to December 31, 2005	$2,000,000	$2,000,000

You will be eligible to participate in our benefits program and will receive a detailed guide on your starting date. Our benefits program includes group health and life/AD&D insurance, long-term disability, short-term disability salary continuation, time-off benefits (paid holidays, paid sick time), the Flexible Spending Account, and the Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan. Our benefits program, bonus programs, and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

40 Wall Street    New York, NY 10005    Phone: 212/699-3000    Fax: 212/699-3100

Heidrick & Struggles, Inc.    Offices in Principal Cities of the World    www.heidrick.com

Ms. Valerie Germain

August 6, 2003

Before I conclude, let me highlight a few legal matters:

•

You will be an “employee at will” unless or until we otherwise agree in writing. The purpose of this arrangement is to give both of us maximum flexibility and permits either of us to terminate employment and compensation at any time with or without cause or notice, except for such period of notice as may be expressly provided in writing under written company employment policies in effect at the time of such termination.

•	Your initial and continuing employment will be subject to your having the ability to work legally in the United States.

•	You have advised us that you have not signed any agreements that will, in any way, prohibit your joining our firm or performing your work with us.

•

This letter agreement and enclosures contain our entire understanding and can be amended only in writing and signed by you, a member of the Human Resources Department, together with a member of the H&S management team. You specifically acknowledge that no promises or commitments have been made to you concerning the terms and conditions of your employment (including, but not limited to, your work responsibilities, practice area, compensation and advancement potential) that are not set forth in this letter.

To help clarify the programs and policies discussed above, I have included several enclosures. There are also some documents for you to sign. Please contact me directly if you have any questions. To acknowledge your acceptance of our offer of employment, please sign and return to me the enclosed copy of this letter, the Confidentiality Agreement (relating to trade secrets, confidential information, clients, etc.), which we ask all partners and principals to sign, and the Bonus Information page.

Again, I am delighted that you have chosen to join the Heidrick & Struggles’ global family. Please accept my best wishes for a most successful and prosperous career with us.

Sincerely,

/s/ Michael Franzino
Michael Franzino
Senior Managing Partner,
Global Financial Services Practice
Wall Street Office Managing Partner

Enclosures

cc:	Fritz E. Freidinger, Joie A. Gregor, Bonnie W. Gwin, Todd T. Welu, Grover N. Wray

ACCEPTED:

/s/ Valerie Germain	9/4/03
Valerie Germain	Date

Bonus Information

Signing Bonus

You will receive a signing bonus of $400,000.00, of which $200,000.00 will be payable within 30 days of your employment start date or the next applicable payroll period, and $200,000.00 will be payable in March 2004, when bonuses are paid, if you are still in our employ. If you should resign from the Company, you will repay $300,000.00 of the signing bonus, adjusted ratably, based on the schedule below, within five (5) business days following your notice of resignation. Further, you authorize us to deduct and/or offset that amount from any compensation or other sums that may be due to you at that time, and you will repay the balance after such deduction of the $300,000.00 remaining due to us.

Length of Time Employed	Reimbursable Amount
0 – 12 months	100%
13 – 24	50%
25 – 36	25%

Discretionary (Performance-Related) Bonus

You will be considered for a discretionary bonus for the bonus year ending in 2003. Under Company policy, the discretionary bonus is paid partially in December, with the balance paid the following March. Discretionary bonuses are not earned until declared by the Board of Directors or an appropriate committee of the Board of Directors, and are payable only if you are employed on the bonus payment dates. We have attached a copy of the U.S. Partner Fee/SOB Compensation Policy (which explains the discretionary bonus determination procedure) to this packet.

ACCEPTED:

/s/ Valerie Germain	9/4/03
Valerie Germain	Date

MEMORANDUM

TO:	Valerie E. Germain

FROM:	Daniel Edwards

DATE:	April 25, 2006

SUBJECT:	Acknowledgement of Employment Change

This memo serves to confirm that effective April 1, 2006, your monthly salary is $18,750.00 (which is $225,000 annually). Your position as a Senior Partner located in the Wall Street office remains the same.

This memo, which contains our entire understanding, can be amended only in writing, which is signed by you, a member of the Human Resources Department, together with a member of the H&S management team. You specifically acknowledge that no promises or commitments have been made to you that are not set forth above.

Except as outlined above, your employment agreement dated September 12, 2003, remains in full force and effect without change.

To acknowledge your acceptance of this employment change, please sign, date, and return this memo to the Human Resources Department in Chicago.

ACCEPTED:

/s/ Valerie E. Germain	5/1/06
Valerie E. Germain	Date

cc:	Human Resources

October 24, 2007

Ms. Valerie E. Germain

145 W. 17th Street, #6

New York, NY 10011

Dear Valerie

On behalf of Heidrick & Struggles, Inc. (the “Company”), I am pleased to confirm the new terms of your employment arrangement in this letter agreement (the “Agreement”).

1.	Effective Date: The new terms of employment are effective as of October 1, 2007.

2.	Title: You will serve as Managing Partner, Strategic Partnerships (“MP, Strategic Partnerships”) reporting directly to the Chief Executive Officer. You will also continue to serve as a Partner of the Company, with such duties and responsibilities not inconsistent therewith as may from time to time he assigned to you. You agree that you will devote your full time, energy, and skill to the business of the Company and to the promotion of the Company’s best interests, and shall not work or perform services for any other employer as an employee, consultant or otherwise.

3.	Base Salary:

a.	Fee/SOB: You will receive a monthly Fee/SOB salary of $22,916.67 (which is equivalent to $275,000 annually) payable at the end of each month, minus deductions required by law.

b.	Management: While serving as MP, Strategic Partnerships, you will receive a monthly management salary of $16,666.67 (which is equivalent to $200,000 annually) payable at the end of each month, minus deductions required by law.

4.	Bonus*:

a.	Fee/SOB: You will be eligible to participate in the Company’s Fee/SOB bonus program and in the Company’s discretionary bonus program consistent with other consultants worldwide.

b.	Management: While serving as MP, Strategic Partnerships, you will participate in the Company’s management incentive plan. As a participant, you will be eligible to receive a management target bonus in an amount equal to 100% of your management base salary, subject to adjustment up or down based on corporate performance. For 2007, you will be eligible to receive a management target bonus of $100,000 (pro-rated for the six months of 2007 during which you will have served in the MP, Strategic Partnerships role), which may be adjusted up or down based on corporate performance.

Sears Tower 233 South Wacker Drive Suite 4200    Chicago, II 60606-6303    Phone: 312/496-1290

Heidrick & Struggles, Inc.    Office in Principal Cities of the World    www.heidrick.com

*	All bonuses are discretionary and are not earned until approved by the HSII Human Resources and Compensation Committee of the Board of Directors (“HRCC”). Bonuses are only payable if you are employed by the Company on the date such bonus is paid. Bonuses earned in 2007 (with the exception of the 2007 PMP target cash bonus, which is payable all in cash) will be payable 80% in cash and 20% in restricted stock units (with an additional 10% premium) on or about March 2008. Bonuses earned in 2008 and beyond will be payable in a mix of cash and restricted stock units (“RSUs”) per the Company’s policy at that time.

5.	Long Term Incentive (“LTI”) Award:

a.	Management: In your MP, Strategic Partnerships role, you will be eligible to receive an annual LTI award equal to 100% of your Management base salary. The LTI mix (e.g., cash versus equity, RSUs versus stock options, etc.,) will be determined annually at the discretion of the HRCC. For 2007, you will receive:

i.

Stock options to purchase 3,000 Heidrick & Struggles International, Inc. (“HSII”) commons shares granted on September 28, 2007. The options will vest at a rate of one-third on each of the first, second and third anniversaries of the date of grant and will have a five year term with an exercise price equal to the closing price of a Company common share on September 28, 2007 (or $36,45).

ii.	An award of 1,500 restricted stock units granted on September 28, 2007. The RSUs will vest at a rate of one-third on each of the first, second and third anniversaries of the date of grant and upon vest will convert into shares of HSII common shares on a one-for-one basis.

b.	Special Recognition: You will receive a special award of $250,000 on October 1, 2007 in recognition of your contributions to the Company’s future success. This award will vest in equal installments over three years payable in cash starting on the first anniversary of the award date per the schedule below. The vested portion of your award will be paid only if you are employed by the Company on the date the payment is scheduled to be made. Upon your termination from the Company for any reason, the unvested portions of your award will be forfeited.

Vesting & Payment Date	Cash Payment at Vesting
September 30, 2008	$83,333
September 30, 2009	$83,333
September 30, 2010	$83,334

c.	Retention: You will be eligible to receive a one-time retention award on January 1, 2008 of $750,000 payable in cash on December 31, 2010 subject to review and approval by the HRCC in December 2007. This award is only payable if you are employed by the Company on December 31, 2010 and if you accrue/earn cumulative SOB credits of $6M over the performance period.

6.	Benefits: You will be eligible to participate in the Company’s benefit programs at the same level as other employees at your level. Our benefits program includes group health, dental, vision, life/AD&D, long-term disability, short-term disability salary continuation, paid holidays, flexible spending accounts, the Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan, and the Deferred Compensation Plan. You will also be eligible to participate in the Company’s Physical Examination and Financial Planning Program. Your eligibility for all such programs and plans is determined under the terms of those programs/plans. Any discrepancy between this summary and the company’s plan documents will be resolved in favor of the plan documents. Our benefits program, compensation programs, and policies are reviewed from time to time by Company management and may be modified, amended, or terminated at any time.

7.	Business Expenses: The Company will reimburse you for your business expenses in accordance with its policies.

8.	Compliance with Policies: Subject to the terms of this Agreement, you agree that you will comply in all material respects with all policies and procedures applicable to similarly situated employees of the Company, generally and specifically.

9.	Termination of Employment:

a.	Employment At Will: You will be an “employee at will” of the Company, meaning that either party may terminate the employment relationship at any time for any reason (with or without cause or reason) upon written notice to the other party. A period of notice shall only be required if it is expressly provided in writing under written Company employment policies in effect at the time of such termination.

b.	No Notice Period in Case of Termination for Cause: Notwithstanding any period of notice under written Company employment policies in effect at the time of termination, the Company shall have the right to terminate your employment for Cause immediately upon written notice.

c.	Compensation Upon Termination: Upon the termination of your employment, you will be paid your Base Salary up through your last day of work (the “Termination Date’), and any other amounts required by law. Under the Company’s Severance Pay Plan and serving in your MP, Strategic Partnerships role, you will be eligible for a severance benefit equal to six months of your Base Salary plus one half of your Management Bonus target in the event the Company terminates your employment without Cause, as defined in this Plan. Under the Company’s Change in Control Plan and serving in a Section 16(b) Officer role, you will be eligible for a severance benefit equal to one time your Base Salary plus the highest of your target or three year average Management Bonus in the event of a change in control and termination of employment per the terms and conditions of this Plan. The Severance Pay Plan and the Change in Control Plan may be amended or modified at any time at the discretion of the HRCC.

‘

d.	Definition of Cause: For purposes of this Agreement, “Cause” shall mean any of the following: (i) your engagement, during the performance of your duties hereunder, in acts or omissions constituting dishonesty, fraud, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance; (ii) your conviction for a felony; (iii) your material violation or breach of any provision of this Agreement; (iv) your unauthorized use or disclosure of confidential information pertaining to the Company’s business; (v) your engagement in conduct causing demonstrable injury to the Company or its reputation.; (vi) your unreasonable failure or refusal to perform your duties as the Company reasonably requires, to meet goals reasonably established by the Company, or to abide by the Company’s policies for the operation of its business, and the continuation, thereof after the receipt by you of written notice from the Company; (vii) your illegal use of drugs or use of alcohol or intoxication on work premises, during working time, or which interferes with the performance of your duties and obligations on behalf of the Company; or (viii) your death or Disability, as hereinafter defined. For purposes of this Agreement, “Disability” shall mean that you have been unable, for six (6) consecutive months, to perform your duties under this Agreement even with accommodation, as a result of physical or mental illness or injury.

e.	Return of Materials: Upon the termination of your employment, you agree to return to the Company, all Company property, including all materials furnished to you during your employment (including but not limited to keys, computers, automobiles, electronic communication devices, files and identification cards) and all materials created by you during your employment. In addition, you agree that upon the termination of your employment you will provide the Company with all passwords and similar information which will be necessary for the Company to access materials on which you worked or to otherwise continue in its business.

10.

Confidentiality: In the course of your employment with the Company you will be given access to and otherwise obtain knowledge of certain trade secrets and confidential and proprietary information pertaining to the business of the Company and its affiliates. During the term of your employment with the Company and thereafter, you will not, directly or indirectly, without the prior written consent of the Company, disclose or use for the benefit of any person, corporation or other entity, or for yourself, any trade secrets or other confidential or proprietary information concerning the Company or its affiliates, including, but not limited to, information pertaining to their clients, services, products, earnings, finances, operations, marketing, methods or other activities; provided, however, that the foregoing shall not apply to information which is of public record or is generally known, disclosed or available to the general public or the industry generally (other than as a result of your breach of this covenant or the breach by another employee of his or her confidentiality obligations). Notwithstanding the foregoing, you may disclose such information as is required by law during any legal proceeding or to your personal representatives and professional advisers as is required for purposes of rendering tax or legal advice, and, with respect to such personal representatives and professional advisers, you shall inform them of your obligations hereunder and take all reasonable steps to ensure that such professional advisers do not disclose the existence or substance thereof. Further, you shall not, directly or indirectly, remove or retain, and upon termination of employment for any reason you shall return to the Company, any records, computer disks or files, computer printouts, business plans or any copies or reproductions thereof, or any information or instruments derived therefrom, arising out of or relating to the business of the Company and its affiliates or obtained as a result of your employment by the Company.

11.	Non-Solicitariort/Non-Competition. Without the prior written consent of the Company, during the term of your employment with the Company and for a period of twelve (12) months after the termination of your employment with the Company, either unilaterally by you or by the Company for Cause, you shall not (i) become engaged in or otherwise become interested in, whether as an owner, officer, employee, consultant, director, stockholder, or otherwise, any company, enterprise or entity that provides or intends to provide services similar to those provided by the Company in the geographical area which you served during your employment with the Company; (ii) directly or indirectly solicit or assist any other person in soliciting any client of the Company with whom you had direct professional contact during the twelve (12) months immediately prior to the termination of your employment with the Company and during which you learned confidential information, or whose account you oversaw during your employment with the Company; (iii) directly or indirectly solicit, or assist any other person in soliciting, any employee of the Company or its affiliates (as of your termination of employment with the Company) or any person who, as of such date, was in the process of being recruited by the Company or its affiliates, or induce any such employee to terminate his or her employment with the Company or its affiliates; or (iv) hire or assist another in hiring any employee of the Company or its affiliates who potentially possesses the Company or its Affiliate’s Confidential Information for a position where the employee’s knowledge of such information might be relevant. The provisions of this Section 12 shall be in addition to any restrictive covenants that are set forth in or otherwise required by Company benefit plans. In the case of a discrepancy between this Section and any such restrictive covenant, the more restrictive language will apply.

12.	Other Legal Matters:

a.	No Other Agreements/Obligations: You have advised the Company that your execution and performance of the terms of this Agreement do not and will not violate any other agreement binding on you or the rights of any third parties and you understand that in the event this advice is not accurate the Company will not have any obligation to you under this Agreement.

b.	Negotiation of Agreement: You acknowledge that you negotiated the terms of this Agreement with the Company and that you enter into this Agreement voluntarily.

c.	Applicable Legal Standards: You will be an employee of the Company’s United States operations and agree that your employment with the Company shall be governed by the laws of the United States of America and the State of Illinois.

d.

Arbitration: Any controversy or claim arising out of or relating to this Agreement or for the breach thereof, or your employment, including without limitation any statutory claims (for example, claims for discrimination including but not limited to discrimination based on race, sex, sexual orientation, religion, national origin, age, marital status, handicap or disability; and claims relating to leaves of absence mandated by state or federal law), breach of any contract or covenant (express or implied), tort claims, violation of public policy or any other alleged violation of statutory, contractual or common law rights (and including claims against the Company’s officers, directors, employees or agents) if not otherwise settled between the parties, shall be conclusively settled by arbitration to be held in Chicago, Illinois, in accordance with the American Arbitration Association’s Employment: Arbitration Rules and Mediation Procedures (the “Rules”). Arbitration shall be the parties’ exclusive remedy for any such controversies, claims or breaches. The parties also consent to personal jurisdiction in Chicago, Illinois with respect to such arbitration. The award resulting from such arbitration shall be final and binding upon both parties. This Agreement shall be governed by the laws of the United States of America and the State of Illinois without regard to any conflict of law provisions of any jurisdiction. You and the Company hereby waive the right to pursue any claims relating to this Agreement, to your employment or to the termination thereof, through civil litigation outside the arbitration procedures of this provision, unless otherwise required by law. You and the Company each have the right to be represented by counsel with respect to arbitration of any dispute pursuant to this paragraph. The arbitrator shall be selected by agreement between the patties, but if they do not agree on the selection of an arbitrator within 30 days after the date of the request for arbitration, the arbitrator shall be selected pursuant to the Rules. With respect to any Claim brought to arbitration hereunder, both you and the Company shall be entitled to recover whatever damages would otherwise be available to you/it in any legal proceeding based upon the federal and/or state law applicable to the Claim, except that parties agree they shall not seek any award for punitive damages for any claims they may have under this Agreement. The decision of the arbitrator may be entered and enforced in any court of competent jurisdiction by either the Company or Employee. Each party shall pay the fees of their respective attorneys (except as otherwise awarded by the arbitrator), the expenses of their witnesses and any other expenses connected with presenting their cases, other costs, including the fees of the mediator, the arbitrator, the cost of any record or transcript of the arbitration, and administrative fees, shall be borne equally by the parties, one-half by you, on the one hand, and one-half by the Company, on the other hand. Should either party pursue any dispute or matter coveted by this section by any method other than said arbitration, then the other party shall be entitled to recover all damages, costs, expenses, and attorneys’ fees incurred as a result of such action. The provisions contained in this Section shall survive the termination and/or expiration of this Agreement.

e.	Notice: All notices and other communications under this Agreement shall be in writing to you at the above-referenced address or to the Company at its Chicago Headquarters, directed to the attention of the General Counsel.

f.	Full and Complete Agreement: This letter Agreement contains our entire understanding with respect to your employment and can be amended only in writing and signed by the Chief Executive Officer or General Counsel. This Agreement supersedes any and all prior agreements, whether written or oral, between you and the Company, that are not specifically incorporated by reference herein. You and the Company specifically acknowledge that no promises or commitments have been made that are not set forth in this letter.

g.	Severability: If any provision of this Agreement or the application thereof is held invalid, such invalidity shall not affect other provisions or applications of this Agreement that can be given effect without the invalid provision or application and, to such end, the provisions of this Agreement are declared to be severable.

h.	Survival of Provisions: The provisions of Sections 9 (b) and (c) and 10 through 12 of this Agreement shall survive the termination of your employment with the Company and the expiration or termination of this Agreement.

We look forward to your continued employment with the Company.

Sincerely,

/s/ L. Kevin Kelly
L. Kevin Kelly
Chief Executive Officer

I hereby accept the terms and conditions of employment outlined in this Agreement.

/s/ Valerie E. Germain	12/14/07
Valerie E. Germain	Date

Copy:

Kathy Jensen Watts, Vice President Human Resources Americas

Josée Wilson, Director Global Compensation

Stephen W. Beard, Vice President and Deputy General Counsel